Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Michael J. Zugay, Chief Financial Officer
412 227 2231
ZugayMJ@koppers.com

Koppers Holdings Inc. Reports First Quarter 2020 Results

PITTSBURGH, May 7, 2020 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds, today reported a net loss attributable to Koppers for the first quarter of $1.4 million, or $(0.07) per diluted share, compared to net income of $11.6 million, or $0.56 per diluted share, in the prior year quarter.  Beginning in 2020, results of Koppers (Jiangsu) Carbon Chemical Company Limited (KJCC) are classified as held for sale and as discontinued operations for the current year as well as the comparable prior year period due to its pending divestiture. Net income from continuing operations attributable to Koppers for the first quarter of 2020 was $1.9 million, or $0.09 per diluted share, compared to $9.8 million, or $0.47 per diluted share, in the prior year quarter.

The adjusted net income and adjusted earnings per share (EPS) from continuing operations were $9.9 million and $0.47 per share for the first quarter of 2020, compared to $11.4 million and $0.55 per share in the prior year quarter, respectively.

Adjustments to pre-tax income totaled $10.6 million for the first quarter of 2020, compared with $3.9 million for the prior year quarter. For both periods, the adjustments included restructuring expenses as well as non-cash effects related to LIFO and mark-to-market commodity hedging.

The operating profit was $13.6 million, or 3.4 percent, compared with $24.3 million, or 6.4 percent, in the prior year period.  The operating profit margin is calculated as a percentage of sales.

For the first quarter of 2020, adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) was $37.6 million, or 9.4 percent, compared with $40.8 million, or 10.8 percent, in the prior year quarter.  The adjusted EBITDA margin is calculated as a percentage of sales.

Additional items excluded from adjusted EBITDA in the first quarter of 2020 totaled $10.0 million of pre-tax charges, compared with $2.3 million in the prior year quarter.  For both periods, the adjustments included restructuring expenses as well as non-cash effects related to LIFO and mark-to-market commodity hedging.

Consolidated sales were $401.9 million for the first quarter of 2020, an increase of $25.0 million, or 6.6 percent, from sales of $376.9 million in the prior year quarter.  Excluding a negative impact from foreign currency translation of $6.3 million, sales were higher by $31.3 million, or 8.3 percent.

The Railroad and Utility Products and Services (RUPS) performance reflected a generally favorable demand environment with increased crosstie volumes and favorable pricing in its commercial crosstie business as well as higher volumes of utility poles, partially offset by continued weaker demand in its Railroad Structures and Recovery Resources businesses.  The Performance Chemicals (PC) segment reported higher sales and profitability, on an adjusted basis, driven by organic growth as well as market share gains primarily in North America and lower year-over-year raw material costs, partially offset by lower demand in its European business.  The Carbon Materials and Chemicals (CMC) business was negatively affected by softening demand in the global aluminum markets, and lower pricing and inventory write-downs due to the steep decline in oil prices.

President and CEO Leroy Ball said, “Final results for the first quarter were in line with what was communicated in our press release issued on April 27, 2020.  I look forward to providing all stakeholders with details about our operations as we navigate through the challenges brought on by the COVID-19 pandemic when we have our next monthly business update on May 20, 2020.”

First-Quarter Financial Performance

•

Sales for RUPS of $190.0 million increased by $23.9 million, or 14.4 percent, compared to sales of $166.1 million in the prior year quarter.  Excluding an unfavorable impact from foreign currency translation of $1.0 million, sales increased by $24.9 million, or 15.0 percent, from the prior year quarter.  The sales increase was primarily due to higher volumes in Class I and commercial crosstie markets, and domestic and Australian utility pole markets as well as favorable pricing in the commercial crosstie market, partially offset by lower demand in maintenance-of-way businesses and an unfavorable foreign currency impact.  Operating profit for the first quarter was $9.2 million, or 4.8 percent, compared with operating profit of $8.7 million, or 5.2 percent, in the prior year quarter.  Adjusted EBITDA for the first quarter was $13.4 million, or 7.1 percent, compared with $14.3 million, or 8.6 percent, in the prior year quarter.  The lower profitability was primarily due to a decrease in the maintenance-of-way business and work restrictions related to additional COVID-19 safety protocols, partially offset by stronger demand in the treated wood markets for crossties and utility poles.

•

Sales for PC of $111.4 million increased by $12.4 million, or 12.5 percent, compared to sales of $99.0 million in the prior year quarter.  Excluding an unfavorable impact from foreign currency translation of $1.9 million, sales increased by $14.3 million, or 14.4 percent, from the prior year quarter.  Despite the global pandemic, sales increased due to higher demand for copper-based preservatives in North America from organic growth as well as new customer volumes, partially offset by lower demand in Europe and an unfavorable currency impact.  Operating profit was $4.1 million, or 3.7 percent, for the first quarter, compared with $12.8 million, or 12.9 percent, in the prior year quarter.  The year-over-year decrease was due to $11.0 million of mark-to-market copper hedging losses when comparing the quarters of each year, as well as insurance proceeds received in the prior year period.  Adjusted EBITDA was $17.0 million, or 15.3 percent, for the first quarter, compared with $15.5 million, or 15.7 percent, in the prior year quarter.  The year-over-year increase in profitability was due to higher sales volumes and lower year-over-year raw material prices.

•

Sales for CMC totaling $100.5 million decreased by $11.3 million, or 10.1 percent, compared to sales of $111.8 million in the prior year quarter. Excluding an unfavorable impact from foreign currency translation of $3.4 million, sales decreased by $7.9 million, or 7.1 percent, from the prior year quarter.  The decrease was due mainly to lower pricing of carbon pitch globally as well as lower sales volumes of carbon pitch in North America. Operating profit was $0.7 million, or 0.7 percent, in the first quarter, compared with $3.3 million, or 3.0 percent, in the prior year quarter.  Adjusted EBITDA was $7.0 million, or 7.0 percent in the first quarter, compared with $11.5 million, or 10.3 percent, in the prior year quarter.  The profitability declined from prior year due to a weaker demand environment, inventory write-downs, and ongoing pricing pressures.

•	Capital expenditures for the three months ended March 31, 2020, were $10.6 million compared with $11.0 million for the prior year period.
•

At March 31, 2020, total debt was $953.2 million and, net of cash and cash equivalents, the net debt was $899.0 million, compared with total debt of $901.2 million and net debt of $868.9 million at December 31, 2019.  By comparison, the net debt was higher by $30.1 million, primarily due to typical first quarter working capital increases.  At March 31, 2020, the company’s net leverage ratio was 4.5.

Pending Divestiture of Koppers (Jiangsu) Carbon Chemical Company Limited

In February, Koppers announced that it entered into a definitive agreement to sell Koppers (Jiangsu) Carbon Chemical Company Limited (KJCC), a 75-percent owned China coal tar distillation business with the remaining 25 percent owned by Yizhou Group Company Limited.

On April 29, 2020, the State Administration for Market Regulation of China (SAMR) decided not to conduct further review and gave approval for the pending divestiture to proceed, which represents a significant step in the process.

Executive Vice President and Chief Operating Officer James Sullivan said, “I am happy to report that the work required to be completed prior to closing on the sale of KJCC is proceeding at a faster pace than originally anticipated.  While we are holding to our original timeline of closing in August 2020 to account for any potential delays, I am hopeful that we may be able to close the transaction in July, based upon our current progress.”

Koppers expects to realize approximately $65 million of net cash, after taxes and expenses, and plans to apply the cash proceeds toward debt reduction.

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds.  Our products and services are used in a variety of niche applications in a diverse range of end-markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries.  Including our joint ventures, we serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, China and Europe.  The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."  For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Michael Zugay at 412-227-2231 or Quynh McGuire at 412-227-2049.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures.  Koppers believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and net leverage ratio provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.  In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure.  Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures.  Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release:  Unaudited Reconciliation of Operating Profit to EBITDA and Adjusted EBITDA; Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA; Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income; Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share; Unaudited Reconciliation of Total Debt to Net Debt and Net Leverage Ratio; and Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA on a Latest Twelve Month Basis.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows.  All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements.  Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.

Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.  Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; the length and extent of economic contraction as a result of the coronavirus (COVID-19) pandemic; disruption in the U.S. and global financial markets; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; interest rate and foreign currency rate fluctuations; availability and costs of key raw materials; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and any subsequent filings by Koppers with the Securities and Exchange Commission.  Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Koppers Holdings Inc.

Unaudited Condensed Consolidated Statement of Operations

(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2020	2019
Net sales	$401.9	$376.9
Cost of sales	340.3	301.8
Depreciation and amortization	13.5	13.6
Impairment and restructuring charges	(0.2)	0.3
Selling, general and administrative expenses	34.7	36.9
Operating profit	13.6	24.3
Other income, net	0.5	0.5
Interest expense	14.0	16.2
Income from continuing operations before income taxes	0.1	8.6
Income tax provision	(1.8)	(1.2)
Income from continuing operations	1.9	9.8
(Loss) income from discontinued operations, net of tax benefit (expense) of $0.8 and $(1.1)	(4.4)	2.7
Net (loss) income	(2.5)	12.5
Net (loss) income attributable to noncontrolling interests	(1.1)	0.9
Net (loss) income attributable to Koppers	$(1.4)	$11.6
Earnings (loss) per common share attributable to Koppers common shareholders:
Basic -
Continuing operations	$0.09	$0.47
Discontinued operations	(0.16)	0.09
(Loss) earnings per basic common share	$(0.07)	$0.56
Diluted -
Continuing operations	$0.09	$0.47
Discontinued operations	(0.16)	0.09
(Loss) earnings per diluted common share	$(0.07)	$0.56
Comprehensive (loss) income	$(51.0)	$20.7
Comprehensive (loss) income attributable to noncontrolling interests	(1.3)	1.1
Comprehensive (loss) income attributable to Koppers	$(49.7)	$19.6
Weighted average shares outstanding (in thousands):
Basic	20,852	20,575
Diluted	21,315	20,881

Koppers Holdings Inc.

Unaudited Condensed Consolidated Balance Sheet

(Dollars in millions, except per share amounts)

	March 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$54.2	$32.3
Accounts receivable, net of allowance of $2.4 and $2.6	176.8	161.7
Income tax receivable	4.2	1.1
Inventories, net	276.2	288.5
Assets of discontinued operations held for sale	67.5	17.1
Other current assets	26.0	18.8
Total current assets	604.9	519.5
Property, plant and equipment, net	355.4	358.8
Operating lease right-of-use assets	106.1	112.3
Goodwill	292.7	296.1
Intangible assets, net	161.7	168.4
Deferred tax assets	31.0	23.7
Non-current assets of discontinued operations held for sale	0.0	59.3
Other assets	21.3	26.5
Total assets	$1,573.1	$1,564.6
Liabilities
Accounts payable	$155.6	$162.8
Accrued liabilities	100.9	89.3
Current operating lease liabilities	21.5	22.0
Current maturities of long-term debt	10.2	10.2
Liabilities of discontinued operations held for sale	34.6	11.9
Total current liabilities	322.8	296.2
Long-term debt	943.0	891.0
Accrued postretirement benefits	46.5	46.6
Deferred tax liabilities	6.4	6.8
Operating lease liabilities	86.4	91.5
Non-current liabilities of discontinued operations held for sale	0.0	25.1
Other long-term liabilities	58.8	48.7
Total liabilities	1,463.9	1,405.9
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	0.0	0.0
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 23,556,317 and 23,321,087 shares issued	0.2	0.2
Additional paid-in capital	224.7	221.9
Retained earnings	92.4	93.8
Accumulated other comprehensive loss	(126.1)	(77.7)
Treasury stock, at cost, 2,574,631 and 2,515,925 shares	(92.1)	(90.9)
Total Koppers shareholders’ equity	99.1	147.3
Noncontrolling interests	10.1	11.4
Total equity	109.2	158.7
Total liabilities and equity	$1,573.1	$1,564.6

Koppers Holdings Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

(Dollars in millions)

	March 31,
	2020	2019
Cash (used in) provided by operating activities:
Net (loss) income	$(2.5)	$12.5
Adjustments to reconcile net cash (used in) provided by operating activities:
Depreciation and amortization	14.5	14.6
Change in derivative liability	8.4	(3.1)
Stock-based compensation	2.5	2.9
Non-cash interest expense	0.7	0.6
Deferred income taxes	(1.9)	0.4
Insurance proceeds	0.0	(1.4)
Change in other liabilities	(5.0)	(3.2)
Other - net	4.2	(0.7)
Changes in working capital:
Accounts receivable	(21.0)	1.7
Inventories	8.6	(0.5)
Accounts payable	(6.7)	(30.1)
Accrued liabilities	(11.8)	(4.5)
Other working capital	(7.2)	(3.5)
Net cash used in operating activities	(17.2)	(14.3)
Cash (used in) provided by investing activities:
Capital expenditures	(10.6)	(11.0)
Insurance proceeds received	0.0	1.4
Net cash provided by divestitures and asset sales	0.0	0.3
Net cash used in investing activities	(10.6)	(9.3)
Cash provided by (used in) financing activities:
Net increase in credit facility borrowings	54.1	34.0
Repayments of long-term debt	(2.6)	(12.6)
Issuances of Common Stock	0.2	0.3
Repurchases of Common Stock	(1.2)	(0.9)
Payment of debt issuance costs	(0.2)	0.0
Net cash provided by financing activities	50.3	20.8
Effect of exchange rate changes on cash	(0.9)	0.4
Change in cash and cash equivalents of discontinued operations held for sale	0.3	(2.2)
Net increase (decrease) in cash and cash equivalents	21.9	(4.6)
Cash and cash equivalents at beginning of period	32.3	37.4
Cash and cash equivalents at end of period	$54.2	$32.8
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflow from operating leases	$7.9	$7.6
Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	$0.3	$14.3

Unaudited Segment Information

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended March 31,
	2020	2019
(Dollars in millions)
Net sales:
Railroad and Utility Products and Services	$190.0	$166.1
Performance Chemicals	111.4	99.0
Carbon Materials and Chemicals	100.5	111.8
Total	$401.9	$376.9
Operating profit (loss):
Railroad and Utility Products and Services	$9.2	$8.7
Performance Chemicals	4.1	12.8
Carbon Materials and Chemicals	0.7	3.3
Corporate Unallocated	(0.4)	(0.5)
Total	$13.6	$24.3
Operating profit (loss) margin:
Railroad and Utility Products and Services	4.8%	5.2%
Performance Chemicals	3.7%	12.9%
Carbon Materials and Chemicals	0.7%	3.0%
Total	3.4%	6.4%
Depreciation and amortization:
Railroad and Utility Products and Services	$4.9	$4.8
Performance Chemicals	4.5	4.9
Carbon Materials and Chemicals	4.1	3.9
Total	$13.5	$13.6
Adjusted EBITDA(1):
Railroad and Utility Products and Services	$13.4	$14.3
Performance Chemicals	17.0	15.5
Carbon Materials and Chemicals	7.0	11.5
Corporate Unallocated	0.2	(0.5)
Total	$37.6	$40.8
Adjusted EBITDA margin(2):
Railroad and Utility Products and Services	7.1%	8.6%
Performance Chemicals	15.3%	15.7%
Carbon Materials and Chemicals	7.0%	10.3%
Total	9.4%	10.8%

(1)	The tables below describe the adjustments to EBITDA for the quarters ended March 31, 2020 and 2019, respectively.
(2)	Adjusted EBITDA as a percentage of GAAP sales.

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Three Months Ended March 31, 2020
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$9.2	$4.1	$0.7	$(0.4)	$13.6
Other income (loss)	(0.3)	0.5	(0.4)	0.6	0.4
Depreciation and amortization	4.9	4.5	4.1	0.0	13.5
EBITDA with noncontrolling interest	$13.8	$9.1	$4.4	$0.2	$27.5
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	2.7	0.0	2.7
Non-cash LIFO benefit	(0.4)	0.0	(0.1)	0.0	(0.5)
Mark-to-market commodity hedging	0.0	7.9	0.0	0.0	7.9
Adjusted EBITDA	$13.4	$17.0	$7.0	$0.2	$37.6
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	35.8%	45.5%	18.7%

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Three Months Ended March 31, 2019
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$8.7	$12.8	$3.3	$(0.5)	$24.3
Other income (loss)	(0.2)	0.9	(0.1)	0.0	0.6
Depreciation and amortization	4.8	4.9	3.9	0.0	13.6
Depreciation in impairment and restructuring charges	0.0	0.0	0.2	0.0	0.2
EBITDA with noncontrolling interest	$13.3	$18.6	$7.3	$(0.5)	$38.7
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	4.2	0.0	4.2
Non-cash LIFO expense	1.0	0.0	0.0	0.0	1.0
Mark-to-market commodity hedging	0.0	(3.1)	0.0	0.0	(3.1)
Adjusted EBITDA	$14.3	$15.5	$11.5	$(0.5)	$40.8
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	34.6%	37.5%	27.8%

*A reconciliation of segment net income to adjusted segment EBITDA is not available without unreasonable efforts as we do not measure net income at the segment level or use it as a measure of operating performance.

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended March 31,
	2020	2019
Net (loss) income	$(2.5)	$12.5
Interest expense	14.0	16.2
Depreciation and amortization	13.5	13.6
Depreciation in impairment and restructuring charges	0.0	0.2
Income taxes	(1.8)	(1.2)
Loss (income) from discontinued operations	4.4	(2.7)
EBITDA with noncontrolling interests	27.6	38.5
Unusual items impacting net income
Impairment, restructuring and plant closure costs	2.7	4.3
Non-cash LIFO (benefit) expense	(0.6)	1.1
Mark-to-market commodity hedging	7.9	(3.1)
Total adjustments	10.0	2.3
Adjusted EBITDA	$37.6	$40.8

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended March 31,
	2020	2019
Net (loss) income attributable to Koppers	$(1.4)	$11.6
Unusual items impacting net income
Impairment, restructuring and plant closure costs	3.3	5.9
Non-cash LIFO (benefit) expense	(0.6)	1.1
Mark-to-market commodity hedging	7.9	(3.1)
Total adjustments	10.6	3.9
Adjustments to income tax and noncontrolling interests
Income tax on adjustments to pre-tax income	(2.6)	(2.3)
Noncontrolling interests	(1.1)	0.9
Effect on adjusted net income	6.9	2.5
Adjusted net income including discontinued operations	5.5	14.1
Loss (income) from discontinued operations	4.4	(2.7)
Adjusted net income attributable to Koppers	$9.9	$11.4

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND

ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended March 31,
	2020	2019
Net (loss) income attributable to Koppers	$(1.4)	$11.6
Adjusted net income attributable to Koppers	$9.9	$11.4
Denominator for diluted earnings per share (in thousands)	21,315	20,881
Earnings per share:
Diluted (loss) earnings per share	$(0.07)	$0.56
Adjusted earnings per share	$0.47	$0.55

UNAUDITED RECONCILIATION OF TOTAL DEBT TO NET DEBT AND NET LEVERAGE RATIO

(In millions)

	Twelve months ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 30, 2019
Total Debt	$953.2	$901.2	$959.1	$1,001.0	$1,002.7
Less: Cash	54.2	32.3	30.8	38.1	32.7
Net Debt	$899.0	$868.9	$928.3	$962.9	$970.0
Adjusted EBITDA	$197.9	$201.1	$206.6	$203.4	$191.5
Net Leverage Ratio	4.5	4.3	4.5	4.7	5.1

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

ON A LATEST TWELVE MONTH BASIS

(In millions)

	Twelve months ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Net income	$52.4	$67.4	$44.8	$31.4	$18.0
Interest expense	59.8	61.9	63.4	62.2	60.2
Depreciation and amortization	54.3	54.6	53.5	52.0	52.6
Income tax provision	(0.6)	0.0	11.9	17.7	15.5
Discontinued operations, net of tax	3.4	(3.7)	(5.7)	(1.4)	(3.4)
EBITDA	169.3	180.2	167.9	161.9	142.9
Unusual items impacting net income:
Impairment, restructuring and plant closure	18.8	20.4	26.1	27.2	23.5
Non-cash LIFO expense	2.8	4.5	11.2	11.6	12.0
Mark-to-market commodity hedging	7.0	(4.0)	1.3	1.1	0.3
Acquisition and exit activity related costs	0.0	0.0	0.1	1.6	12.8
Adjusted EBITDA with noncontrolling interests	$197.9	$201.1	$206.6	$203.4	$191.5